CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On May 8, 2012, the Audit Committee of the Board of Trustees (the “Board”) of The Arbitrage Funds (the “Trust”) recommended, and the Board appointed, Ernst & Young LLP as the Trust’s independent registered public accounting firm for the fiscal year ended May 31, 2012. The Trust’s previous independent registered public accounting firm, Tait, Weller & Baker LLP (“Tait Weller”), was dismissed as of that date. The previous reports issued by Tait Weller on the Trust’s financial statements for the fiscal years ended May 31, 2010 and May 31, 2011 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal periods referred to above and the interim period beginning June 1, 2011 through May 8, 2012 (i) there were no disagreements with Tait Weller on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tait Weller, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Trust’s financial statements for such years; and (ii) there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S‐K under the Securities Exchange Act of 1934, as amended (“Regulation S‐K”).

As indicated above, the Trust appointed Ernst & Young LLP as the independent registered public accounting firm to audit the Trust’s financial statements for the fiscal year ended May 31, 2012.  During the Trust’s fiscal years ended May 31, 2010 and May 31, 2011 and the interim period commencing June 1, 2011 and ending May 8, 2012, neither the Trust nor anyone on its behalf has consulted Ernst & Young LLP on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S‐K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S‐K).